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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:             Lord Abbett Blend Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  90 Hudson Street
                  Jersey City, NJ 07302-3973

Telephone Number (including area code):  (201) 395 -2000

Name and address of agent for service of process:

                  Paul A. Hilstad
                  Partner & General Counsel
                  Lord, Abbett & Co.
                  90 Hudson Street
                  Jersey City, NJ 07302-3973


Check Appropriate Space:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes      X                                   No
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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Jersey City and State of New Jersey on the 4th day of May, 2001.

LORD ABBETT BLEND TRUST

By:      Paul A. Hilstad, Trustee           /s/ Paul A. Hilstad


         Christina T. Simmons, Trustee      /s/ Christina T. Simmons